EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Atlantic Pharmaceuticals, Inc.

We consent to the use of our report dated March 6, 1996 relating to the consolidated balance sheets of Atlantic Pharmaceuticals, Inc. and subsidiaries (a development stage company) as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the two years ended December 31, 1995 and 1994, for the period from July 13, 1993 (inception) to December 31, 1993, and for the period from July 13, 1993 (inception) to December 31, 1995, incorporated herein by reference from the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1995.

Our report dated March 6, 1996 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited capital resources, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                        /s/ KPMG Peat Marwick LLP


Chicago, Illinois
November 5, 1996